NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      AND 1996 PROXY STATEMENT
                               OF
                        C/FUNDS GROUP, INC.

The Annual Meeting of Shareholders of C/FUNDS GROUP, INC., has been scheduled to be held on MONDAY, APRIL 1, 1996, AT 9:00 A.M. AT PELICAN POINTE GOLF & COUNTRY CLUB, located conveniently off Center Road, approximately 1 mile east of US 41 Bypass, in Venice, Florida. All fund series shareholders are urged to attend either in person or by proxy in order to vote their shares on all matters to come before the meeting. Business to be transacted and the pur-poses of the meeting are:

     a.   Election of Directors
     b.   Appointment of independent auditors
     c.   Ratification of investment advisory contracts
     d.   Any other business as may properly come before the meeting

Shareholders of record at the close of business on February 29, 1996 in all fund series are entitled to vote at the meeting. A quorum of all series fund shareholders must be present either in person or by proxy in order to transact corporation business at the meeting. For matters affecting only a single fund series, a quorum of shareholders of the respective fund series must be present in person or by proxy in order to vote on those matters relating only to that particular fund series. The number of shares you are entitled to vote that were shown to be held by you on the record date and name of fund series is printed for your convenience on the enclosed blue proxy.

In order to hold proxy solicitation costs to a minimum and obtain a quorum to convene the meeting date your prompt response is earnestly requested. A signed BLUE PROXY FORM must be received by C/FUNDS GROUP, INC., in time to vote at the meeting April 1, 1996. The most recent Annual Report is enclosed. Additional Annual Reports can be obtained without charge upon request by contacting the Fund at the address and/or phone number listed at the end of this notice. Management recommends a vote FOR all proposals and requests that you PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY BY MAIL IMMEDIATELY, USING THE PREPAID ENVELOPE PROVIDED.

                       ELECTION OF DIRECTORS
Nominees as Directors of C/FUNDS GROUP, INC., to serve for the next year, and information about them is enclosed herewith. All nominees presently serve as members of the Board of Directors, each having served for the last calendar year. Two of the five individual director nominees are deemed "inter-ested" directors", as defined by regulations. These are Mr. Roland G. Cald-well, who is the founding principal, officer, and director; and his daughter Deborah Pecheux. The Caldwell Family, directly or beneficially, owns a con-trolling interest in Trust Companies of America, Inc., which owns 100% of Omnivest Research Corporation, the company's investment advisor. These two interested directors receive no compensation from C/FUND GROUP, INC. Any compensation paid to member of the Caldwell Family comes from Trust Companies of America, Inc., or one or more of its subsidiaries. Director nominees and information about them is as follows:

Name and Address        Position with Company Primary Occupation


Roland G. Caldwell(*)   President             Chm/CEO
4910 Lemon Bay Drive    Interested Director   Caldwell Trust Company
Venice, FL 34293                              Trust Companies of America Inc
                                              Pres, Omnivest Research Corp
                                              Venice, FL

William L. Donovan      Chm, Director         Retired. Investments & Real
736 Brightside Crescent Non-Interested        Estate; Former VP Gately
Venice, FL 34293                              Shops, Inc., Grosse Pointe, MI



Keith W. Hallman        Director              Retail Marketing Consultant,
752 Brightside Crescent Non-Interested        Former Owner, Hallman
Venice, FL  34293                             Apothecary, Clarkston, MI

Deborah C. Pecheux(*)   Director, Interested  V.P. Care Vue Corp
1911 Oakhurst Pkwy      Daughter of President Houston, TX
Houston, TX 34293                             Former Sr Project Engineer
                                              Ferranti Intl, Houston TX

Emmett V. Weber         Director              Capt(ret.) USAir Group,Inc
3411 Bayou Sound        Non-Interested        Pittsburgh, PA
Longboat Key, FL 34228-3011

          (*) Interested persons as defined under the 1940 Act

The non-interested Directors of the Company are the only person receiving compensation from the Company. The Company does not have any retirement plan and the compensation paid to outside directors was the rate of $4,000 as an annual retainer plus $100 per meeting attended. Compensation paid in calendar year 1995 was as follows: William Donovan and Keith Hallman $4,300 each and Emmett Weber, $4,200.


                         OTHER INFORMATION
The Registrant's Investment Advisor is Omnivest Research Corporation ("ORC") (formerly Caldwell & Co.), a Florida corporation located at 250 Tampa Ave
West, Venice, Florida 34285. From inception through July, 1995, ORC was wholly owned by Roland Caldwell and his Family. In July 1995, control of ORC was transferred to Trust Companies of America, Inc., a private Florida corpo-ration that remains under the voting control of Roland Caldwell and his Fami-ly. The Investment Advisor has been under contract as C/FUNDS GROUP, INC.'s investment advisor since inception.

By law the investment advisory contract for each fund series must be ratified by shareholders of each respective fund series at each annual meeting of shareholders, last held and approved March 27, 1995. The reasons why the Board of Directors recommends renewal of the investment advisory contract with Omnivest Research Corporation are: (1) Roland Caldwell, as principal of the advisor, has had an excellent performance record over this period relative to the low risks taken; (2) the principals are individuals of high integrity and trust; (3) fees charged are fair by comparison with money management fees charged for similar size individually managed portfolios; (4) the Board if of the opinion that it would uneconomic to operate C/Funds Group, Inc. without the low administration and accounting costs achieved as a result of the affil-iation with the TCA family of support service providers; and (5) marketing funds in the Sarasota County area would be impaired absent the association.

At last year's annual meeting a total of 1,066,421 shares were outstanding and available to be voted by shareholders, of which 848,614 shares, or 79.7%, voted in favor of the proposals as presented in the proxy. Management be-lieves this to be an unusually high percentage, which they attribute to the high level of confidence and respect shareholders hold for the Board, manage-ment, and the investment advisor.

Under terms of the investment advisor's contract ORC receives a fee for man-agement of each fund series calculated and paid pro-rata monthly as a percent of daily net assets of each fund. These contracts are approved by as required by the Board of Directors and are terminable upon 30 days written notice, one party to the other. During the last calendar year the fees paid to ORC for such services totaled $91,609. In addition to providing all administrative services to the funds, ORC also provides staff, office space, and the princi-pal office for the conduct of business. Since February 17, 1987, C/Data Systems and its predecessors has leased "C/MFAS", its computer software for mutual funds under contract to C/FUNDS GROUP, INC. Terms of the contract currently requires payment to C/Data Systems of a monthly lease in the amount of $500, which contract is cancelable by C/FUNDS GROUP, INC., at anytime on 30 days written notice. C/Data Systems became an operating division of Trust Companies of America, Inc., in July 1995.


It is the practice of C/FUNDS GROUP, INC., to allocate brokerage commissions to the best advantage of its shareholders. Last year all brokerage transac-tions were executed with and through Lynch Jones & Ryan, ("LJR") of New York, one of the largest institutional brokerage firms in the United States, spe-cializing in providing investment and research services to financial institu-tions. The investment advisor utilizes all services so provided exclusively for the benefit of shareholders of fund series in approximately the same percentage as the assets of each fund series relates to the assets of all fund series in total, and as fairly as can be arranged by the investment advisor pro-rata to each fund. Subscribed services currently being provided by LJR include economic advice and counsel of A.B. Laffer & Associates, Polyconomics, Inc., and Alan Reynolds Associates, the principals of which are prominent economists who presently serve as valued members of the Advisory Board of C/FUNDS GROUP, INC. Aggregate commissions paid to LJR during the past calen-dar year approximated $15,305. LJR has been selected to transact security purchases and sales for C/FUNDS GROUP, INC., (a) because of its low discount rates; (b) because of its demonstrated superior execution capabilities; (c) because it offers the kinds of information, knowledge and advice of top eco-nomic experts that would otherwise be unaffordable to a small fund; and (d) because these services are of considerable benefit to shareholders that the Board and management believes would not be achievable absent such quality advice and research. It is believed that total transaction costs as a per-centage of the value of assets being bought or sold were as favorable if not lower than those being incurred by other similar investment companies for similar type services. C/FUNDS GROUP, INC., may utilize any brokerage firm that it chooses and expects to continue to utilize LJR in the future in order to retain the advantages this has provided fund shareholders.







                                        Signed:


                                        RG "Kelly" Caldwell, Jr.
March 12, 1996                                 Secretary







                        C/Funds Group, Inc.
                           P.O. Box 622
                       Venice, FL 34284-0622
                          (941) 488-6772
                          (800) 338-9477